UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 22, 2009

SUNSHINE PCS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-50948	30-0076986
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

65 Highland Road
Rye, New York 10580
(Address of Principal Executive Offices)(Zip Code)
(701) 924-1000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On December 22, 2009, Sunshine PCS Corporation (the “Company”) held a special meeting of stockholders. At the special meeting a majority of outstanding shares of the Company’s Class A common stock (“Common Stock”) voted upon and approved the Certificate of Amendment to the Certificate of Incorporation which (1) effects a 1-for-1,000 reverse stock split of the Company’s Common Stock with the result that (a) holdings prior to such split of fewer than 1,000 shares of Class A Common Stock will be converted to a fractional share, which will be immediately cancelled and converted into a right to receive the cash consideration, and (b) the Company will have fewer than 300 holders of record, allowing suspension of the Company’s obligation to file reports with the Securities and Exchange Commission (“SEC”), and to avoid many of the costs associated with being a SEC reporting company; and (2) grants the Company an option to acquire shares proposed to be sold by stockholders subsequent to such reverse stock split, if after such sale, there would be would be 300 or more holders of record of the Company’s Common Stock.

     The first proposal was adopted and approved with 3,017,645 shares of Common Stock voting in favor, 271,050 shares of Common Stock voting against and 31,409 shares of Common Stock abstaining. The second proposal was adopted and approved with 3,035,927 shares of Common Stock voting in favor, 267,188 shares of Common Stock voting against and 16,988 shares of Common Stock abstaining.

     The Company anticipates that the Board of Directors will meet early next year to effect the reverse stock split and provide prior notice of the effective date.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunshine PCS Corporation

Date: December 23, 2009	By /s/ David S. Ahl
	Name:	David S. Ahl
	Title:	Chief Executive Officer